                                                              EXHIBIT 99.(d)(18)


                                    FORM OF
                                 SUPPLEMENT TO
                         INVESTMENT ADVISORY CONTRACT

               PIMCO Funds: Pacific Investment Management Series
                           840 Newport Center Drive
                        Newport Beach, California 92660

                          _____________________, 2001

Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, California 92660

RE:  PIMCO Real Return Asset Fund
     PIMCO Real Return Fund II

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Trust") and Pacific Investment Management Company LLC (the "Adviser") as follows:

     1. The Trust is an open-end investment company organized as a Massachusetts business trust, and consisting of such investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. The PIMCO Real Return Asset Fund and PIMCO Real Return Fund II (the "Portfolios") are separate investment portfolios of the Trust.

     2. The Trust and the Adviser have entered into an Investment Advisory Contract ("Contract") dated May 5, 2000, pursuant to which the Trust has employed the Adviser to provide investment advisory and other services specified in the Contract, and the Adviser has accepted such employment.

     3. As provided in paragraph 2 of the Contract, the Trust hereby appoints the Adviser to serve as Investment Adviser with respect to each Portfolio, and the Adviser accepts such appointment, the terms and conditions of such employment to be governed by the Contract, which is hereby incorporated herein by reference.

     4. As provided in paragraph 6 of the Contract and subject to further conditions as set forth therein, the Trust shall with respect to each Portfolio pay the Adviser a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Portfolio during the preceding month, at an annual rate of 0.50% for the

PIMCO Real Return Asset Fund, and at an annual rate of 0.25% for the PIMCO Real Return Fund II.

     5. This Supplement and the Contract shall become effective with respect to each Portfolio on _____________, 2001 and shall continue in effect with respect to each Portfolio for a period of more than two years from that date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Portfolio or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. This Contract may be terminated with respect to each Portfolio at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Portfolio or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Trust. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940
Act).

     If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                    Very truly yours,

                                    PIMCO FUNDS: PACIFIC INVESTMENT MANAGEMENT
                                    SERIES


                                    By:    ____________________________________
                                    Title: President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC


By:    __________________________________
Title: Managing Director

                                       3